UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. ___ )

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Meridian Bioscience, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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MERIDIAN BIOSCIENCE, INC.

3471 River Hills Drive

Cincinnati, Ohio 45244

www.meridianbioscience.com

Notice of Annual Meeting

and Proxy Statement

Dear Shareholder:

Our Annual Meeting of Shareholders will be held at 3:00 p.m. on January 22, 2008 at the Holiday Inn, 4501 Eastgate Boulevard, Cincinnati, OH 45245. We hope you will attend.

At the meeting, you will hear a report on our operations and have a chance to meet your directors and executive officers.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.

Sincerely yours,

/s/ William J. Motto

William J. Motto

Chairman of the Board

December 19, 2007

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS OF MERIDIAN BIOSCIENCE, INC.

Time:

3:00 p.m., Eastern Time

Date:

January 22, 2008

Place:

Holiday Inn 4501 Eastgate Blvd. Cincinnati, Ohio 45245

Purpose:

•	Elect directors
•	Ratify appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2008
•	Amend our Amended Code of Regulations to permit our directors to amend such Regulations under certain circumstances without shareholder approval

•	Amend our 2004 Equity Compensation Plan, Amended and Restated through January 19, 2006, to increase the number of shares authorized to be issued under such Plan from 1,462,500 to 3,000,000

•	Conduct other business if properly raised

Only shareholders of record on December 3, 2007 may vote at the meeting. The approximate mailing date of this Proxy Statement and accompanying Proxy Card is December 19, 2007.

Your vote is important. Please complete, sign, date, and return your proxy card promptly in the enclosed envelope.

/s/ Melissa Lueke

Melissa Lueke

Secretary

December 19, 2007

TABLE OF CONTENTS

Page

GENERAL INFORMATION	4
ELECTION OF DIRECTORS	5
RATIFICATION OF APPOINTMENT OF ACCOUNTANTS	7
AMENDMENT OF THE COMPANY’S AMENDED CODE OF REGULATIONS	8
AMENDMENT OF THE COMPANY’S EQUITY COMPENSATION PLAN	9
CORPORATE GOVERNANCE	15
DIRECTORS AND EXECUTIVE OFFICERS	20
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21
CERTAIN RELATED PERSON TRANSACTIONS	21
COMPENSATION DISCUSSION AND ANALYSIS	22
SUMMARY COMPENSATION TABLE	31
DIRECTOR COMPENSATION	36
SHAREHOLDER PROPOSALS FOR NEXT YEAR	36
QUESTIONS?	37
ANNEX A – AMENDMENT TO AMENDED CODE OF REGULATIONS	A-1
ANNEX B – AMENDMENT TO 2004 EQUITY COMPENSATION PLAN	B-1

GENERAL INFORMATION

Who may vote

Shareholders of Meridian, as recorded in our stock register on December 3, 2007, may vote at the meeting. As of that date, Meridian had 39,944,797 shares of Common Stock outstanding.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Meridian’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates, the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accountants for fiscal year 2008, the amendment of our Amended Code of Regulations, and the amendment of our 2004 Equity Compensation Plan, Amended and Restated through January 19, 2006, all on the terms described herein.

If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Meridian’s Secretary in writing at the address under “Questions?” on page 37.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The six director candidates receiving the most votes will be elected to fill the seats on the Board. Each of the ratification of appointment of accountants, the amendment of our Amended Code of Regulations, and the amendment of our 2004 Equity Compensation Plan, Amended and Restated through January 19, 2006 requires the favorable vote of a majority of the votes cast. Only votes for or against these proposals count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Other Matters

Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Nominating Committee of the Board of Directors has nominated for re-election all of the following current directors: James A. Buzard, John A. Kraeutler, Gary P. Kreider, William J. Motto, David C. Phillips and Robert J. Ready.

Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the President, a Vice President or the Secretary of Meridian not less than 48 hours prior to the Annual Meeting. The proxies solicited include discretionary authority to cumulate votes.

All Meridian directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

James A. Buzard, Ph.D. Director since 1990 Age: 80

James A. Buzard, Ph.D. was Executive Vice President of Merrell Dow Pharmaceuticals Inc. from March 1981 until December 1989. From December 1989 until his retirement in February 1990, he was Vice President of Marion Merrell Dow, Inc. He has been a business consultant since February 1990.

John A. Kraeutler Director since 1997 Age: 59

John A. Kraeutler has more than 30 years of experience in the medical diagnostics industry and joined Meridian as Executive Vice President and Chief Operating Officer in January 1992. In July 1992, Mr. Kraeutler was named President of Meridian. Before joining Meridian, Mr. Kraeutler served as Vice President, General Manager for a division of Carter-Wallace, Inc. Prior to that, he held key marketing and technical positions with Becton, Dickinson and Company and Organon, Inc.

Gary P. Kreider, Esq. Director since 1991 Age: 69

Gary P. Kreider serves as Chairman of the Compensation Committee and Board Secretary. Mr. Kreider served as a senior partner in the Cincinnati law firm of Keating Muething & Klekamp PLL, the Company’s outside counsel. His primary practice areas are securities law, mergers and acquisitions, and general corporate law, and he has been with Keating Muething & Klekamp since 1963. Effective October 1, 2005, Mr. Kreider no longer has a vote or partnership interest in the firm’s earnings, although his affiliation with the firm continues. Mr. Kreider has been an Adjunct Professor of Law in securities regulation at the University of Cincinnati College of Law since 1977 and is a past Chairman of the Ohio State Bar Association Corporate Law Committee. Mr. Kreider is also a Director of LSI Industries Inc.

William J. Motto Director since 1977 Age: 66

William J. Motto has more than 35 years of experience in the pharmaceutical and diagnostics products industries, is a founder of Meridian and has been Chairman of the Board since 1977. Before forming Meridian, Mr. Motto served in various capacities for Wampole Laboratories, Inc., Marion Laboratories, Inc. and Analytab Products, Inc., a division of American Home Products Corp.

David C. Phillips Director since 2000 Age: 69

David C. Phillips serves as Chairman of the Audit Committee. Mr. Phillips spent 32 years with Arthur Andersen LLP. His service with this firm included several managing partner leadership positions. After retiring from Arthur Andersen in 1994, Mr. Phillips became Chief Executive Officer of Downtown Cincinnati, Inc., which is responsible for economic revitalization of Downtown Cincinnati. Mr. Phillips retired from DCI in 1999 to devote full time to Cincinnati Works, Inc., an organization dedicated to reducing the number of people living below the poverty level by assisting them to strive towards self-sufficiency through work, and his financial consulting services. Mr. Phillips serves as a director of Cintas Corporation and Summit Family of Mutual Funds.

Robert J. Ready Director since 1986 Age: 67

Robert J. Ready serves as Chairman of the Nominating Committee. Mr. Ready founded LSI Industries Inc., Cincinnati, Ohio in 1976, which engineers, manufactures and markets commercial/industrial lighting and graphics products, and has served as its President and Chairman of its Board of Directors since that time.

RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

(Item 2 on the Proxy Card)

Although not required, we are seeking shareholder ratification of the Audit Committee’s selection of Grant Thornton LLP as Meridian’s independent registered public accounting firm for the 2008 fiscal year. The affirmative vote of a majority of shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee intends to continue the employment of Grant Thornton at least through fiscal 2008. Representatives of Grant Thornton are expected to be present at the Shareholders’ Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Principal Accounting Firm Fees:

Aggregate fees billed to Meridian by Grant Thornton LLP for fiscal years 2007 and 2006 are listed below:

	2007	2006

Audit Fees	$283,000	$295,000
Audit Related Fees	31,002	35,588

	$314,002	$330,588

Audit Fees. Audit fees are the fees billed for professional services rendered by Meridian’s independent registered public accounting firm for their audit of Meridian’s consolidated annual financial statements for the fiscal years ended September 30, 2007 and 2006, respectively, and reviews of the unaudited quarterly consolidated financial statements contained in the reports on Form 10-Q filed by Meridian during those years and on reporting on Meridian’s internal control during those years.

Audit-Related Fees. Audit-related fees are the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Meridian’s financial statements.

The Board recommends that you vote FOR the ratification of appointment of Grant Thornton LLP as Meridian’s independent registered public accounting firm for the 2008 fiscal year.

AMENDMENT OF THE COMPANY’S AMENDED CODE OF REGULATIONS

(Item 3 on the Proxy Card)

The Board is recommending that the Company’s Amended Code of Regulations be amended to allow the Board to amend such Regulations without shareholder approval in the circumstances described in this proxy statement and as set forth on Annex A.

Article X of Meridian’s Regulations allows shareholders to amend the Regulations by the affirmative vote or written consent of the shareholders of record entitled to exercise a majority of the voting power. Annex A shows the new language of Article X reflecting the proposed amendment.

The Ohio Revised Code was amended on October 12, 2006 to, among other things, allow directors to amend Regulations in certain respects without shareholder approval.

Prior to the amendments, almost all changes to Regulations were required to be accomplished by shareholder action. The 2006 amendments liberalized the law to allow directors to amend the Regulations without shareholder approval in various areas that are not deemed to impact fundamental shareholder rights. The amendments first require the shareholders to grant amending authority to the directors through the Articles or Regulations. However, the Ohio law reserves to the shareholders the sole authority to amend the Regulations in various areas, such as those defining or limiting the exercise of the authority of shareholders, setting the percentage of shareholders entitled to call special meetings, establishing notices of meetings and qualifications of shareholders, establishing quorum definitions, setting terms and classifications of directors, and removing directors and filling vacancies in the Board of Directors. Shareholders can always override amendments made by directors and Regulations may never divest shareholders of the power to adopt, amend or repeal Regulations.

The directors, once granted general authority by shareholders, will therefore be free to amend the Regulations in such areas as the establishment of the fiscal year, the time and place of meetings, advance notice provisions of proposals and director nominations, establishment of officers and committees, and enactment of indemnification provisions.

The Board believes that the amendment to the Regulations as set forth on Annex A is in the best interests of Meridian’s shareholders because the amendment will allow Meridian to adapt to Ohio’s statutory business framework and will allow the Board to act quickly to respond to the needs of the Company that arise from time to time.

The Board recommends that you vote FOR amendment of Meridian’s Amended Code of Regulations to allow the Board to amend such Regulations without shareholder approval in the circumstances described in this proxy statement.

AMENDMENT OF THE COMPANY’S 2004 EQUITY COMPENSATION PLAN

(Item 4 on the Proxy Card)

The Board is recommending that the Company’s 2004 Equity Compensation Plan, amended and restated through January 19, 2006, be amended to provide 1,537,500 additional common shares available for issuance as set forth on Annex B. This Plan was adopted at the 2005 Annual Shareholder’s Meeting. With the continued growth of the Company and the passage of time, nearly all of the 1,462,500 shares provided by the Plan have been subjected to awards. The Board believes the Plan has served the Company well and considers it advisable to have an additional 1,537,500 shares available for issuance in order to provide awards that are designed to attract and retain key employees. If approved, this amendment would increase the maximum available shares from 1,462,500 to 3,000,000. The closing sale price for Meridian’s common shares on Nasdaq on December 3, 2007 was $30.77 per share.

The Compensation Committee established by the Board administers the Plan. The Compensation Committee evaluates the duties of employees and their present and potential contributions to the Company and such other factors as it deems relevant in determining key persons to whom awards under the Plan will be granted and the number of shares covered by such grants. All employees, directors, and consultants of the Company are eligible to be considered by the Compensation Committee for the grant of awards under the Plan.

The Plan authorizes the Compensation Committee to grant i) stock options, ii) stock appreciation rights (SARs), iii) restricted and unrestricted stock awards, iv) performance awards, and v) other stock unit awards. Historically, Plan awards have been limited to stock options. The availability of other types of awards provides flexibility to the Compensation Committee in determining the components of equity-based compensation.

Options may be granted either as Incentive Stock Options designed to provide certain tax benefits under the Internal Revenue Code or as Non-Qualified Options without such benefits. Generally, the Compensation Committee expects to award only Non-Qualified Options in order for the Company to receive a federal income tax benefit. The Plan provides that all options are to be granted with exercise prices not less than the closing price of Meridian common shares on the date of grant (i.e., 100% of fair market value on the date of grant). Options may be granted for varying periods of up to ten years. Under the Plan, no person may receive options for more than 112,500 common shares in any twelve-month period. Persons who beneficially own 10% or more of the Company’s outstanding common shares may not be granted Incentive Stock Options for terms exceeding five years and the exercise prices of such options must be at least 110% of fair market value at the time of grant.

SARs may be granted under the Plan. The Plan provides that SARs may be awarded to eligible employees, advisors, or non-employee directors as determined by the Compensation Committee. A SAR may be granted for varying periods of up to ten years, in tandem with stock options, or separately as a non-tandem SAR.

Both restricted and unrestricted stock awards may be granted under the Plan. Restricted stock awards are subject to conditions, restrictions and limitations that the Compensation Committee determines to be appropriate. Upon full vesting of restricted stock awards, the recipient shall have all rights of a shareholder of the Company, including the rights to vote and to receive cash dividends. The Compensation Committee may also issue unrestricted shares.

The Plan gives the Compensation Committee discretion to grant Performance Awards to eligible employees and advisors, as determined by the Compensation Committee. The Compensation Committee has discretion as to the times at which Performance Awards shall be granted, the number of common shares or the amount of cash to be awarded, the duration and conditions for vesting, and any other terms and conditions of the Performance Award to any person. The Compensation Committee may condition the grant or vesting of a Performance Award upon the attainment of specified performance goals; the appreciation in the fair market value, book value or other measure of value of the common shares; the performance of the Company based on earnings or cash flow; or such other factors or criteria as the Compensation Committee shall determine.

The Plan also provides that the Compensation Committee may grant, either alone or in addition to other awards, awards of common shares or other securities of the Company or any of its subsidiaries and other awards whose value is based on common shares or other securities of the Company or any of its subsidiaries. These other awards may be paid in cash, common shares, other property or a combination thereof. The Compensation Committee has discretion as to the times at which awards will be granted, the number of shares or the amount of cash to be awarded, the duration and conditions for vesting, and any other terms and conditions of the award to any person. Common shares (including securities convertible into common shares) and other securities granted as other awards may be issued for no cash consideration or any minimum consideration required by applicable law. Common shares (including securities convertible into common shares) and other securities purchased pursuant to purchase rights granted as other awards may be purchased for such consideration as determined by the Compensation Committee, so long as the price is not less than the fair market value of the common shares or other securities on the date of grant, unless the Compensation Committee otherwise elects.

Unvested awards terminate immediately if the person holding them is terminated for any reason other than death, total permanent disability or retirement. In the case of death or permanent disability, any outstanding awards become fully vested and exercisable for one year. In the case of retirement, any outstanding awards become fully vested and exercisable for 90 days. However, if a person is involuntarily terminated without cause, as determined by the Compensation Committee, during the twenty-four month period following a change in control of the Company, all awards will become exercisable in full.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents summary information as of September 30, 2007 with respect to all of our equity compensation plans.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,877,059	$7.684	530,775
Equity compensation plans not approved by security holders	54,825	11.454	-
Total	1,931,884	$7.79	530,775

(1)	1994 Director’s Stock Option Plan
1996 Stock Option Plan, as amended in 2001
1999 Director’s Stock Option Plan
2004 Equity Compensation Plan, as amended

TAX TREATMENT OF AWARDS

The United States federal income tax consequences related to the issuance of the different types of awards that may be granted under the Plan are summarized below. Persons who are granted awards under the Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Incentive Stock Options

An Incentive Stock Option results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares at the time of exercise over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an Incentive Stock Option for at least two years from the date of the grant and one year from the date of exercise, then the amount realized on disposition of the stock in excess of the option price is treated as a long-term capital gain, and the Company will not be entitled to a deduction for federal income tax purposes. If the shares are disposed of during this period (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a capital gain. In the event of a disqualifying disposition, the Company will be entitled to a deduction, in the year of such disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an Incentive Stock Option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Options

A Non-Qualified Option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising a Non-Qualified option will, at that time, realize compensation taxable as ordinary income equal to the excess of the fair market value of the shares over the option price. Subject to the applicable provisions of the Internal Revenue Code, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a capital gain (or loss).

Stock Appreciation Rights

Generally, the recipient of a SAR under the Plan will not recognize taxable income at the time the SAR is granted. If a recipient receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a recipient receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the base price will be compensation taxed as ordinary income to the recipient at the time it is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of an SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Other Awards

The current federal income tax consequences of other awards authorized under the Plan are generally in accordance with the following: (i) restricted stock is generally subject to ordinary income tax on the value of the stock at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) stock unit awards are generally subject to ordinary income tax at the time of payment; (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant; and

(iv) Performance Awards are generally subject to ordinary income tax on the value of the stock and/or amount of cash received at the time of payment of the award. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the recipient recognizes ordinary income.

Section 162(m)

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. If approved by the Company’s shareholders, the Plan as amended is intended to enable the Compensation Committee to grant awards to covered employees that will be exempt from the deduction limits of Section 162(m). However, no assurances can be made in this regard.

Section 409A

Section 409A of the Internal Revenue Code applies to compensation vested or deferred after December 31, 2004. Section 409A generally provides that unless certain requirements are met, amounts deferred under a non qualified plan for all taxable years are includable in gross income to the extent not subject to a substantial risk of forfeiture. Generally speaking, an amount is “vested” on the date that the employee’s right to receive the amount is no longer conditioned on the employee’s performance of substantial future services, and “deferred compensation” is compensation earned currently, the payment of which is deferred to a later taxable year. Section 409A may apply to Non-Qualified options, restricted stock units, Performance Awards and other awards under the Plan. The provisions of the Plan have been drafted to be in good faith compliance with Section 409A as interpreted under the guidance currently available. However, no assurances can be made in this regard as the Compensation Committee shall have discretion under the Plan to grant awards to which Section 409A may apply.

Plan Benefits

Because incentive awards under the Plan can be made based on the achievement of future net earnings targets and personal achievement ratings, it cannot be determined at this time what awards, benefits or amounts, if any, will be paid or allocated to any person or group of persons under the Plan. Awards which have been paid to certain executive officers under the plan for the last fiscal year are reported in the Summary Compensation Table on page 31 and as set forth below.

PLAN BENEFITS

2004 EQUITY COMPENSATION PLAN

Name and Position	Number of Options
William J. Motto Chairman of the Board, Chief Executive Officer	15,750
Melissa A. Lueke, Vice President, Chief Financial Officer, and Secretary	15,750
John A. Kraeutler President, Chief Operating Officer	15,750
Antonio A. Interno Senior Vice President, President and Managing Director, Meridian Bioscience Europe	15,750
Richard L. Eberly Executive Vice President, President Meridian Life Science	15,750
Entire Executive Group	126,000

The Board recommends that you vote FOR amending Meridian’s 2004 Equity Compensation Plan to provide 1,537,500 additional shares available for issuance.

CORPORATE GOVERNANCE

As an Ohio corporation, Meridian is governed by the corporate laws of Ohio. Since its common shares are publicly traded on the Nasdaq Global Select Market and it files reports with the Securities and Exchange Commission, it is also subject to Nasdaq rules and federal securities laws.

Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Meridian on your behalf. The Board reviews Meridian’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends, major capital expenditures and the establishment of company policies.

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the elements of independence set forth in the Nasdaq listing standards and Exchange Act rules. Meridian’s Director Independence Standards are available at our website www.meridianbioscience.com. Based on these standards, the Board determined that each of the following members of the Board is independent: David C. Phillips, James A. Buzard, Robert J. Ready and Gary P. Kreider. Only independent directors serve on Committees of the Board.

During fiscal 2007, the Board of Directors met on four occasions. The independent directors plan to meet at least two times during fiscal 2008 without the presence of management directors. The independent members of the Board had one such meeting in fiscal 2007. The independent directors select one of such directors to preside over each session.

Meridian expects all directors to attend shareholders’ meetings. Each director attended the 2007 Annual Shareholders’ Meeting, all meetings of the Board and all meetings of Committees of which he was a member.

Shareholders may communicate with the full Board or individual directors on matters concerning Meridian by mail or through our website in each case to the attention of the Secretary, the address for whom is set forth on the last page of this proxy statement.

The Board has adopted a Code of Ethics applicable to Meridian’s officers, directors and employees. This Code of Ethics is posted on www.meridianbioscience.com. To the extent permitted by Nasdaq Marketplace Rule 4350(n), any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment.

The directors have organized themselves into the committees described below. Each of these Committees has a charter posted on www.meridianbioscience.com. Meridian does not have an Executive Committee of its Board of Directors.

The Audit Committee is composed of David C. Phillips, Chairman, James A. Buzard and Robert J. Ready. It met nine times during fiscal 2007. Each member is able to read and understand fundamental financial statements. David C. Phillips has been designated as the Audit Committee financial expert as that term is defined in SEC regulations.

The Committee oversees the accounting and financial reporting processes of Meridian and the audits of its financial statements by its independent registered public accounting firm. The Committee is solely responsible for the appointment, compensation, retention and oversight of Meridian’s independent registered public accounting firm. The Audit Committee also evaluates information received from Meridian’s independent registered public accounting firm and management to determine whether the independent registered public accounting firm is independent of management. The independent registered public accounting firm reports directly to the Audit Committee.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Meridian concerning accounting, internal accounting controls or auditing matters and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

The Audit Committee, or its Chairman, approves all audit and non-audit services performed for Meridian by its independent registered public accounting firm before those services are commenced. The Chairman reports to the full Committee at each of its meetings regarding pre-approvals he made since the prior meeting and the Committee approves what he has done between meetings. For these purposes, the Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service.

The Committee has submitted the following report.

REPORT OF THE AUDIT COMMITTEE

On August 16, 2007, the Audit Committee met with representatives of Grant Thornton and Meridian’s internal accountants and reviewed with them the proposed 2007 Audit Plan, areas warranting particular concentration on the audit and the effects of new accounting pronouncements. The Grant Thornton representatives reviewed with the Committee written disclosures required by the Independence Standards Board Standard No. 1 regarding independence of the registered public accounting firms and has presented a letter regarding that matter to the Committee. The Committee discussed with Grant Thornton its independence. In concluding that the auditors are independent, we determined, among other things, that the nonaudit services provided by the auditors were compatible with their independence.

At its meeting on November 13, 2007, the Committee reviewed and discussed with management, Grant Thornton and Meridian’s accounting officers the results of the audit for fiscal 2007, including the audited financial statements. The Committee reviewed the requirements of its Charter previously adopted and the reports that were required to be disclosed to the Committee. The Committee discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

Based on the above mentioned review, the Committee recommended to the Board of Directors that the audited financial statements of Meridian be included in its Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the Securities and Exchange Commission.

During its meetings, the Committee reviewed procedures related to the receipt, retention and treatment of any complaints concerning accounting, internal accounting controls or auditing matters. Also during its meetings, the Chairman of the Audit Committee reported to the full

Committee the independent accountants’ fees that had been pre-approved and the Committee approved such fees. Certain fees were pre-approved by the full Committee. The Committee also reviewed the requirements of and Meridian’s on-going compliance with Section 404 of the Sarbanes-Oxley Act.

Respectfully submitted,

Audit Committee

David C. Phillips (Chairman)

Robert J. Ready

James A. Buzard

The Compensation Committee is composed of Messrs. Kreider (Chairman), Buzard, Phillips and Ready and is responsible for establishing compensation for executive officers and administering the Company’s compensation plans. This includes establishing salary levels and bonus plans, making bonus and stock option awards, and otherwise dealing in all matters concerning compensation of the executive officers. The Compensation Committee met two times and did not take any actions in writing during fiscal 2007.

In general, the Compensation Committee annually reviews the Company’s compensation programs and its philosophy in setting performance targets in November of each year. At that time, the Company provides the Compensation Committee with information on total compensation received for all executive officers, including the sources of such compensation, for the immediately preceding fiscal year and recommendations for the current fiscal year. In discharging the responsibilities of the Board of Directors relating to compensation of the Company’s Chief Executive Officer and other executive officers, the purposes of the Compensation Committee are, among others, (i) to review and approve the compensation of the Company’s Chief Executive Officer and other executive officers and (ii) to oversee the compensation policies and programs of the Company, including stock and benefit plans. The Compensation Committee’s specific functions include adopting, administering and approving the Company’s incentive compensation and stock plans and awards, including amendments to the plans or awards and performing such duties and responsibilities under the terms of any executive compensation plan, incentive-compensation plan or equity-based plan. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion. The Compensation Committee has the authority to engage consultants and advisors. Although the Compensation Committee did not engage a consultant this year, it received the services of a financial advisor who collected and assembled executive compensation data from peer companies. The CEO provides input and recommendations to the Compensation Committee with respect to the compensation to be paid to the non-employee members of the Board as well as Meridian’s President. Meridian’s President provides recommendations to the Compensation Committee with respect to compensation to be paid to the other corporate officers, other than himself.

To achieve compensation objectives, the Committee believes it is important to provide competitive levels of compensation to retain the most qualified employees, to recognize individuals who exceed expectations and to closely link executive compensation with corporate performance. The methods by which the Committee believes Meridian’s long-term objectives can be achieved are through incentive compensation plans and equity compensation plans.

The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Compensation Discussion and Analysis”.

Compensation Committee Interlocks and Insider Participation

Gary P. Kreider, who is a member of the Compensation Committee, is affiliated with Keating Muething & Klekamp PLL, Cincinnati, Ohio, a law firm that provided legal services to the Company in fiscal year 2007. Mr. Kreider has no vote or interest in the firm’s earnings. Two of Mr. Kreider’s children are partners in the firm. Except as described above, none of the members of the Compensation Committee has ever been an officer or employee of the Company. None of the members of the Compensation Committee is or was a participant in any related person transaction in fiscal 2007 (see the section titled Certain Related Person Transactions in this proxy statement for a description of our policy on related person transactions). Lastly, none of the members of the Compensation Committee is an executive officer of another entity, at which one of our executive officers serves on the Board of Directors. No named executive officer of Meridian serves as a director or as a member of a committee of any company of which any of the Company’s non-employee directors are executive officers.

The Nominating Committee consists of Robert J. Ready, Chairman, James A. Buzard and David C. Phillips. It met one time last year. On November 14, 2007, the Nominating Committee considered and nominated the current directors for re-election. The Nominating Committee identifies qualified nominees for the Board, determines who will be nominated by the Company for election to the Board and recommends to the full Board any changes in the size of the Board.

In nominating directors, the Nominating Committee takes into account, among other factors which it may deem appropriate, the judgments, skill, diversity, business experience, and the needs of the Board as its function relates to the business of the Company. The Committee considers candidates for nomination from a variety of sources including recommendations of shareholders. Shareholders desiring to submit recommendations for nominations by the Committee should direct them to the Chairman in care of the Company at its address shown on the cover page of this proxy statement.

The Nominating Committee will assess the qualifications of all candidates for the Board on an equal basis. In identifying and considering candidates for nomination to the Board of Directors, the Nominating Committee considers, among other factors, quality of experience, the needs of the Company and the range of talent and experience currently represented on the Board.

DIRECTORS AND EXECUTIVE OFFICERS

This table lists the executive officers and directors of Meridian and shows the number of shares beneficially owned, as determined under SEC rules, on December 3, 2007. Beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire as of February 1, 2008 (60 days after December 3, 2007).

		Common Stock Beneficially Owned
Name	Position	Amount[1]	Percentage
William J. Motto	Chairman of the Board of Directors, Chief Executive Officer	380,197	1.0%
John A. Kraeutler	President, Chief Operating Officer and Director	386,229	1.0%
Antonio A. Interno[2]	Senior Vice President, President and Managing Director of Meridian Bioscience Europe	104,205	*
Richard L. Eberly[3]	Executive Vice President, President Meridian Life Science	15,750	*
Lawrence J. Baldini[4]	Executive Vice President, Operations and Information Systems	38,250	*
Melissa A. Lueke[5]	Vice President, Chief Financial Officer and Secretary	92,265	*
Susan A. Rolih[6]	Vice President, Regulatory Affairs & Quality Assurance	76,500	*
Todd W. Motto[7]	Vice President, Sales and Marketing	889,547	2.2%

James A. Buzard, Ph.D8, 9	Director	75,712	*

Gary P. Kreider[9,10]	Director	37,423	*

Robert J. Ready[8,9]	Director	84,610	*

David C. Phillips[8,9]	Director	26,214	*

All Executive Officers and Directors as a Group		2,206,902	5.5%

1 Includes options exercisable within 60 days from Mr. William Motto of 39,488 shares, Mr. Kraeutler of 177,862 shares, Mr. Eberly of 15,750 shares, Ms. Lueke of 15,750 shares, Ms. Rolih of 59,625 shares, Mr. Baldini of 15,750 shares, Mr. Todd Motto of 37,575 shares, Mr. Buzard of 54,426 shares, Mr. Kreider of 17,928 shares, Mr. Ready of 54,426 shares and Mr. Phillips of 12,714 shares.

2 Antonio A. Interno was appointed Vice President in August 1991, Senior Vice President in September 1997, and President, Managing Director of Meridian Bioscience Europe in October 2003. He has been Managing Director of Meridian’s European subsidiaries, Meridian Bioscience Europe, since February 1990. Age: 57

3 Richard L. Eberly was appointed Vice President of Sales and Marketing on January 10, 1997, Executive Vice President in May 2000, Executive Vice President, General Manager of Meridian Life Science in February 2003 and Executive Vice President and President Meridian Life Science in October 2005. He has over 18 years of experience in the medical diagnostic industry and joined Meridian in January 1995. Prior to his appointment to Vice President of Sales and Marketing, Mr. Eberly served as the Director of Sales for Meridian. Before joining Meridian, he held key sales and marketing positions at Abbott Diagnostics. Age: 46

4 Lawrence J. Baldini was appointed Vice President of Operations on April 3, 2001 and Executive Vice President Operations and Information Systems in October 2005. Before joining Meridian, Mr. Baldini held various operations management positions with Instrumentation Laboratories and Fisher Scientific. Age: 48

5 Melissa A. Lueke was appointed Vice President, Chief Financial Officer and Secretary on January 23, 2001. Prior to her appointment, Ms. Lueke served as Meridian’s Controller since March 2000 and Acting Secretary from July 20, 2000 to January 23, 2001. Before joining Meridian, Ms. Lueke was employed by Arthur Andersen LLP from June 1985 to January 1999, most recently as a Senior Audit Manager. Age: 44

6 Susan A. Rolih was appointed Vice President of Regulatory Affairs and Quality Assurance on May 29, 2001. Before joining Meridian, Ms. Rolih held various regulatory and quality positions with Immucor, Inc. Age: 58

7 Todd W. Motto was appointed Vice President Sales and Marketing on October 3, 2005. Prior to this, Mr. Motto served in a number of different sales and marketing positions for Meridian, beginning in 1993. Most recently, he served as Meridian’s Director of Sales and Marketing, Meridian Bioscience Europe for the last five years. Age: 41

8 Audit Committee Member.

9 Compensation Committee Member.

10 Includes 325 shares held by his wife, 2,258 shares held as custodian for his minor child and grandchildren, and 5,825 shares held by trusts of which Mr. Kreider is trustee and a beneficiary.

* Less than one percent.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Meridian’s executive officers, directors and persons who own more than ten percent of a registered class of Meridian’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms received by it, Meridian believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16 reporting requirements. In making these statements, Meridian has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, and the written representation of its directors and executive officers.

CERTAIN RELATED PERSON TRANSACTIONS

Todd Motto, the adult son of William J. Motto, is Vice President, Sales and Marketing. Todd Motto received $343,311 in compensation for fiscal 2007. This compensation consisted of base salary of $168,273, bonus of $131,254 under the Officers’ Performance Compensation

Plan, $8,834 of auto and professional allowances, $11,972 of retirement plan contributions, and $22,978 related to stock option awards.

Nasdaq rules require the Company to conduct an appropriate review of related party transactions required to be disclosed by the Company pursuant to SEC Regulation S-K Item 404 for potential conflict of interest situations on an ongoing basis and that all such transactions must be approved by the Audit Committee or another committee comprised of independent directors. As a result, the Audit Committee annually reviews all such related party transactions and approves each related party transaction if it determines that it is in the best interests of the Company. Additionally, the Audit Committee’s Charter provides it the authority to review, approve and monitor transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock). This also covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In considering the transaction, the Audit Committee may consider all relevant factors, including, as applicable, (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (vi) the overall fairness of the transaction to the Company. While the Company adheres to this policy for potential related person transactions, the policy, except as described above, is not in written form and approval of such related person transactions are evidenced by internal Company resolutions where applicable and/or our practice of approving transactions in this manner.

COMPENSATION DISCUSSION AND ANALYSIS

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals listed in the Summary Compensation Table below, are referred to as the “named executive officers” or “NEOs”.

Compensation Philosophy and Objectives

Our policies regarding executive compensation programs are intended to balance motivating, rewarding, and retaining executives with a competitive compensation package, and maximizing long-term shareholder value by linking compensation earned to both individual and Company performance. Compensation typically includes base salary, eligibility for annual cash bonuses and stock options contingent on Company performance, retirement plan contributions, and other Company-sponsored benefits. A significant portion of each executive officer’s cash bonus and stock options are dependent upon achieving business and financial goals and realizing other performance objectives. Examples of Company performance metrics for which we measure achievement are sales growth, net earnings growth and profit margins (gross, operating income and net earnings). Annual performance targets for these metrics are set at or above industry averages and historical results. Our compensation programs are intended to reward individual contributions (for example, bringing a new product to market) and Company-wide achievement of performance metric targets (for example, overall sales and net earnings growth).

The Compensation Committee of the Board of Directors is responsible for the institution and ongoing oversight of compliance with this compensation philosophy. The Compensation Committee ensures that the total compensation paid to the NEOs is fair, reasonable, and competitive.

Establishing Compensation Levels

Compensation levels for the NEOs are driven by market pay levels, the executive officer’s leadership performance and overall Company performance. The Compensation Committee relies upon a combination of judgment and guidelines, as well as market data, in determining the amount and mix of compensation elements for the CEO. The compensation levels for the President are recommended to the Compensation Committee by the CEO and for the other NEOs by the President. The Compensation Committee may decide to follow or modify such recommended levels of compensation. The Compensation Committee considers as crucial the input of our CEO and President in connection with its compensation processes and decisions relating to NEO compensation. Although the Compensation Committee is not obligated to follow their recommendations, the Compensation Committee views their input as meaningful.

Market Pay Levels

Market pay levels for the NEOs are determined annually in November for the upcoming calendar year. From time to time, at the request of the Compensation Committee, an outside financial advisor is used to gather and summarize for the Company public disclosures of executive compensation made by other companies in the diagnostic and life science industries, as well as those in the Greater Cincinnati area. This information concerns base salary, bonus awards and long-term incentive awards such as stock options for these peer companies, as well as their revenue, net earnings and market capitalization levels in order to take company size into consideration. The Compensation Committee uses this information as part of its decision-making process with respect to the Company’s executive compensation programs.

Company Performance

We believe that certain Company performance metrics drive shareholder value through stock price appreciation and dividends. We take this belief into account in setting performance metric targets that are considered in establishing the performance-based component of our compensation programs. Performance metric targets that are taken into consideration in our compensation programs include sales growth, earnings growth and profit margins. These targets are set at or above industry averages and historical results.

Our performance-based cash bonus and stock option programs operate under the fundamental principle that minimum levels of net earnings be achieved prior to any compensation being earned under these programs. Net earnings targets are determined based on what the Company believes to be meaningful growth rates relative to its industry peers and the Company’s performance objectives. Stock options granted under performance programs are forfeited if the Company does not meet its minimum earnings targets as specified in each grant.

Recovery of Prior Awards

Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment. Under those circumstances, we expect that the Compensation Committee and the Board would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the applicable restatement or adjustment.

Tally Sheets

In setting the NEOs’ compensation, the Compensation Committee reviews all components of the executive officers’ compensation through the use of tally sheets. These tally sheets provide the amount of total compensation paid or earned by the NEO based on his or her base salary, cash bonus, stock options, retirement contributions, and perquisites. The tally sheets reviewed provide all of the information that is reflected in the Summary Compensation Table except for amounts and descriptions of perquisites not required to be specifically identified by SEC regulations. The review by the Compensation Committee analyzes how changes in any element of compensation would impact other elements, particularly severance or change in control benefits, if applicable to the executive. Although this year such analysis did not result in the determination of certain awards, such analysis has become an important component in the Compensation Committee’s review of executive compensation as the tally sheet allows the Compensation Committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation. This allows the Compensation Committee to make compensation decisions and evaluate management recommendations based on a complete analysis of an executive’s total compensation.

Components of Executive Compensation for 2007

Meridian’s executive compensation and benefits packages consist of: base salary, cash bonuses, long-term incentive awards in the form of stock options, and Company-sponsored benefit and retirement plans. Each of these components is detailed below.

Element	Form of Compensation	Purpose
Base Salaries	Cash	Provides competitive, fixed compensation to attract and retain exceptional executive talent
Annual Cash Incentives	Cash	Provides a direct financial incentive to achieve corporate and individual operating goals
Long-Term Equity Incentives	Incentive stock options, non-qualified stock options, restricted stock and stock appreciation rights	Encourages executive officers to build and maintain a long-term equity ownership position in Meridian so that their interests are aligned with our shareholders
Health, Retirement and Other Benefits

Eligibility to participate in benefit plans generally available to our employees, including Retirement Plan contributions, premiums paid on long-term disability and life insurance policies; and certain perquisites

Benefit plans are part of a broad-based employee benefits program; the perquisites provide competitive benefits to our executive officers

Base Salary

The Company pays salaries that are designed to attract, motivate and retain experienced executives who will drive superior Company performance and maintain long-term shareholder value. The Compensation Committee considers recommendations from the CEO and the President and approves annual base salaries that are commensurate with each NEO’s responsibilities and performance, as well as Company performance in the prior fiscal year, which are competitive with similar positions locally and in the industry. Salaries are set on a calendar year basis and therefore salaries paid in the first three months of each fiscal year beginning October 1st are set in the prior fiscal year.

For 2007, the CEO and the President provided recommendations to the Compensation Committee for salary increases for the NEOs other than themselves, ranging from 3% to 5%. The Compensation Committee followed these recommendations. The Compensation Committee set the salary increase for the CEO and the President at 8% based on their satisfaction with the accomplishments of those officers in fiscal 2006.

Cash Bonuses

The Compensation Committee believes that employees should be rewarded based on Company results and individual performance. The Compensation Committee awards cash bonuses pursuant to the Officers’ Performance Compensation Plan, contingent upon Company performance. Cash bonuses, if earned, are paid in the first quarter of each fiscal year, for the prior year’s performance.

Company Performance Component

The 2007 Plan, approved by shareholders in 2006, provided for the granting of cash bonuses as a percent of base salary if 2007 earnings reached at least $22,300,000, which was a meaningful increase from the 2006 actual earnings of $18,333,000. The 2007 Plan also provided for increasing bonus awards tied to increasing net earnings beyond the initial minimum level. Depending on the level of net earnings achieved and the application of the personal multiplier, cash bonuses could range from 5% to 120% of base salary.

The minimum earnings threshold of $22,300,000 and the corresponding earnings tiers for increasing bonus awards were established on the basis that the favorable adjustment to tax reserves in the amount of $2,425,000, related to the expiration of the statute of limitations on certain income tax returns would be excluded because this was a discrete event that was not an element of current year operating strategies.

Actual net earnings for 2007 were $24,296,000, excluding the favorable tax reserve adjustment discussed above, a record for the Company and 33% growth over 2006, which represented achievement at the Level 5 threshold. The 2007 Plan included six net earnings thresholds.

Individual Performance Component

Cash bonuses are also subject to the application of a personal achievement multiplier as recommended by management, except that no such recommendation is made by management for the CEO. The Compensation Committee followed these recommendations for fiscal 2007. The Compensation Committee set the personal achievement multiplier for the CEO at the highest level being paid to several other officers based on his leadership of the Company in 2007 and its overall sales and net earnings growth.

In evaluating the personal achievement multipliers for the NEOs for 2007, the Compensation Committee took into consideration the Company’s record sales and net earnings, its sales and net earnings growth rates over 2006, and the individual achievements and leadership of the NEOs that led to the record operating results.

Cash bonuses earned by the NEOs are included in the “Bonus” column of the Summary Compensation Table on page 31.

2008

At its November 14, 2007 meeting, the Compensation Committee approved the Officers’ Performance Compensation Plan for fiscal 2008. The 2008 Plan will award cash bonuses if 2008 net earnings reach at least $29,000,000, which the Compensation Committee believes is a meaningful increase from 2007 net earnings of $24,296,000, excluding the favorable tax reserve adjustment discussed above. The 2008 Plan also provides for increasing bonus awards tied to increasing net earnings beyond the initial minimum level. Depending on the level of net earnings achieved and the application of the personal multiplier, cash bonuses could range from 5% to 120% of base salary, similar to the 2007 Plan discussed above.

Long-term incentive awards

Long-term incentive awards in 2007 consisted of stock options. The Compensation Committee believes that equity-based compensation encourages employees to commit to the long-term goals of the Company. This ensures that the Company’s NEOs have a stake in the long-term creation of shareholder value.

Stock option awards are contingent upon Company earnings levels and are made annually to all NEOs. On November 15, 2006, the Compensation Committee awarded each NEO options to purchase 15,750 shares of Common Stock at an exercise price equal to the closing market price on that date. These options have a maximum term of ten years, but were subject to forfeiture if earnings did not reach $23,600,000. Similar to the discussion under Cash Bonuses, this minimum earnings threshold was established on the basis that the favorable adjustment to tax reserves in the amount of $2,425,000 related to the expiration of the statute of limitations on certain income tax returns would be excluded. This earnings level was exceeded and these options are now in effect, vesting in three equal installments beginning November 14, 2008. These options are reflected in the option tables presented in this proxy statement.

At its meeting on November 14, 2007, the Compensation Committee awarded each NEO options to purchase 15,750 shares of Common Stock at an exercise price equal to the closing market price on this date. These options have a maximum term of ten years and are subject to forfeiture if 2008 earnings do not reach $30,775,000.

Although Meridian does not have a written policy regarding the timing or practices related to granting equity awards, neither Meridian nor the Compensation Committee engages in spring-loading, back-dating or bullet-dodging practices.  Stock options are generally granted at a regularly scheduled meeting of the Compensation Committee in the first quarter of the fiscal year, after Meridian issues a press release announcing the results of the prior fiscal year. Stock options are granted at the closing market price on the date of grant, pursuant to the 2004 Equity Compensation Plan. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no rights to vote or to receive dividends. Options granted to the NEOs are set forth in the Grants of Plan-Based Awards Table on page 32.

Company-Sponsored Benefit and Retirement Plans

Meridian provides Company-sponsored benefit and retirement plans to the NEOs. In general, executives participate in the Company’s benefit and retirement plans on the same basis as other Company employees. The core benefit package includes health, dental, short and long-term disability, and group term life insurance. Meridian generally provides retirement benefits to executives through qualified (under the Internal Revenue Code) defined contribution plans.

In 1995, the Company entered into a salary continuation agreement with John A. Kraeutler to supplement Mr. Kraeutler’s retirement savings. This agreement provides additional compensation after retirement or separation from the Company under certain circumstances and is funded by a life insurance policy with premiums paid by the Company. Mr. Kraeutler’s benefit is limited to the cash surrender value of the life insurance policy. Meridian incurred expense of $18,120 in premiums during fiscal 2007.

Other Personal Benefits

Allowances for automobiles and professional, financial, and tax planning are made available to Meridian’s NEOs and other corporate officers. The costs to the Company are included in the All Other Compensation Table on page 31. The Company believes these perquisites to be reasonable, comparable to peer companies, and consistent with the Company’s overall executive compensation philosophy.

Interplay of Compensation Elements

We believe that each element of our compensation program plays a substantial role in maximizing long-term value for our shareholders and employees because of the significant emphasis on pay-for-performance principles. Generally, in 2007 approximately 37% to 49% of an NEO’s total compensation was dependent upon achieving business and financial goals, and realizing other performance objectives identified in the Performance Compensation Plan. As such, through this mix of pay, non-performance has a significant effect on the amount of compensation realized by executive officers.

We consider competitive market compensation paid by other companies, such as similarly sized greater-Cincinnati based companies and industry peers, but we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on that data to determine executive compensation. Rather, Meridian incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. We use the Performance Compensation Plan as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and stock option awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of Meridian shares via application of the personal multiplier component of cash bonuses for the CEO and President. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior performance and retain them to continue their careers with Meridian on a cost-effective basis.

Internal Pay Equity

The Compensation Committee believes that the relative difference between the CEO’s compensation and the compensation of the Company’s other executives has not increased significantly over the years. Further, the Compensation Committee believes that the Company’s internal pay equity structure is consistent with our peer group and is appropriate based upon the contributions to the success of the Company and as a means of motivation to other executives and employees.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code contains compensation deduction limitations for certain highly compensated employees. One exception to this limitation is for performance-based compensation that is approved by, among other things, a committee of “outside directors” (as defined under IRS treasury regulations). While Mr. Kreider, the Chairman of the Compensation Committee, participates in the discussions regarding executive compensation, he recuses himself from voting on all performance-based compensation issues so that the Company can take full advantage of the above-described performance-based compensation deduction under Section 162(m). The Committee believes that all compensation paid to the NEOs for fiscal year 2007 is properly deductible under Section 162(m), but no assurance can be made in this regard.

Actions of the Committee

In several meetings during the year, the CEO and the Compensation Committee Chairman discussed, among other things, Meridian’s compensation system and its effectiveness in attracting and retaining top notch employees. Both believed that the system, including the Officers’ Performance Compensation Plan, is understood by employees and shareholders and has worked well in practice. They noted that the underlying principles in this Plan have been followed for many years, even when, as in 2001, following such principles resulted in no bonuses being awarded and performance stock options being forfeited. The Committee discussed on a number of occasions the advisability of engaging a compensation consultant. The Compensation Committee concluded that it did not want to engage a compensation consultant this year, in part because of the relatively small number of executive officers and their frequent interaction.

At its November 15, 2006 meeting, the Compensation Committee discussed these matters, both with and without the presence of management. The Compensation Committee discussed the recommendations of the CEO and the President for compensation levels for all officers and answered questions about individual recommendations and the general pay increases to be paid throughout the Company. The Committee then made the compensation decisions, which are reflected in the figures presented in this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A.

Members of the Compensation Committee:	Gary P. Kreider (Chairman)

Robert J. Ready

James A. Buzard

David C. Phillips

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate compensation paid, or earned, by each of the NEOs for the fiscal year ended September 30, 2007.

Name and Principal Position	Year	Salary	Bonus[1]	Stock Awards	Option Awards[2]	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation[3]	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
William J. Motto Chairman of the Board of Directors, Chief Executive Officer	2007	$494,904	$378,750	$ -	$109,666	$ -	$ -	$91,077	$1,074,397
Melissa A. Lueke Vice President, Chief Financial Officer, and Secretary	2007	$192,283	$146,251	$ -	$22,978	$ -	$ -	$20,878	$382,390
John A. Kraeutler President, Chief Operating Officer	2007	$391,928	$300,005	$ -	$109,666	$ -	$ -	$42,925	$844,524
Antonio A. Interno[4] Senior Vice President, President and Managing Director, MBE	2007	$353,575	$220,983	$ -	$109,666	$ -	$ -	$42,476	$726,700
Richard L. Eberly, Executive Vice President, President Meridian Life Science	2007	$250,121	$142,380	$ -	$22,978	$ -	$ -	$28,097	$443,576

1 The amounts shown in this column reflect payments made pursuant to the Officers’ Performance Compensation Plan.

2The amounts shown reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with SFAS No. 123(R). A discussion of the assumptions used in calculating these values may be found in Note 8 (b) on page 63 to Company’s Annual Report on Form 10-K filed November 30, 2007.

3 See All Other Compensation chart below for amounts, which includes certain Company contributions, perquisites and other personal benefits.

	William J. Motto	Melissa A. Lueke	John A. Kraeutler	Antonio A. Interno	Richard L. Eberly
Retirement Contributions	$12,158	$12,079	$12,158	$15,892	$14,967
Auto Lease / Auto Allowance	18,919	6,000	15,798	26,584	12,000
Financial and Tax Planning	60,000	2,799	14,969	-	1,130
Totals	$91,077	$20,878	$42,925	$42,476	$28,097

4 Mr. Interno’s salary and bonus were €266,001 and €166,250, respectively in 2007. All conversions were made at the average exchange rate for fiscal 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#) [1]	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[2]
		Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
William J. Motto	11/15/06	-	-	-	-	-	-	-	15,750	$16.554	$109,666

Melissa A. Lueke	11/15/06	-	-	-	-	-	-	-	15,750	$16.554	$70,277

John A. Kraeutler[5]	11/15/06	-	-	-	-	-	-	-	15,750	$16.554	$109,666

Antonio A. Interno	11/15/06	-	-	-	-	-	-	-	15,750	$16.554	$109,666

Richard L. Eberly	11/15/06	-	-	-	-	-	-	-	15,750	$16.554	$70,277

1 Stock option awards have a ten-year term and vest in three equal annual installments, starting with the earnings release indicating that performance targets were met.

2 The amounts shown reflect the dollar amounts to be recognized for financial statement reporting purposes in accordance with SFAS No. 123(R). A discussion of the assumptions used in calculating these values may be found in Note 8 (b) on page 63 to Company’s Annual Report on Form 10-K filed November 30, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock option awards by the NEOs under Meridian’s 2004 Equity Compensation and 1996 Stock Option Plans. The columns related to stock awards have been deleted because there are no outstanding stock awards held by any of the NEOs.

Under the Company’s stock option plans, general stock option awards have a ten-year term and vest in four equal annual installments from the date of grant. The Company’s performance-based options, if earned, vest in three equal annual installments, beginning on the date of the earnings release indicating that performance targets were met for the period.

Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
William J. Motto	-	113,063[4]	-	$2.090	10/01/2001	09/30/2011
	7,988[1]	-	-	$2.800	11/19/2002	11/19/2012
	15,750[2]	-	-	$4.525	12/02/2003	12/02/2013
	10,500[2]	5,250[2]	-	$7.280	12/07/2004	12/07/2014
	5,250[2]	10,500[2]	-	$14.007	11/10/2005	11/10/2015
	-	15,750[2]	-	$16.554	11/15/2006	11/15/2016
Melissa A. Lueke	-	22,500[4]	-	$2.090	10/01/2001	09/30/2011
	5,250[2]	-	-	$4.525	12/02/2003	12/02/2013
	5,250[2]	5,250[2]	-	$7.280	12/07/2004	12/07/2014
	5,250[2]	10,500[2]	-	$14.007	11/10/2005	11/10/2015
	-	15,750[2]	-	$16.554	11/15/2006	11/15/2016
John A. Kraeutler	25,312[6]	-	-	$5.556	04/22/1998	04/21/2008
	16,875[5]	-	-	$5.556	04/22/1998	04/21/2008
	56,250[3]	-	-	$3.000	10/30/1998	09/30/2008
	28,125[3]	-	-	$3.195	11/16/2000	11/15/2010
	-	123,751[4]	-	$2.090	10/01/2001	09/30/2011
	35,550[1]	-	-	$2.800	11/19/2002	11/19/2012
	5,250[2]	-	-	$4.525	12/02/2003	12/02/2013
	5,250[2]	5,250[2]	-	$7.280	12/07/2004	12/07/2014
	5,250[2]	10,500[2]	-	$14.007	11/10/2005	11/10/2015
	-	15,750[2]	-	$16.554	11/15/2006	11/15/2016
Antonio A. Interno	-	22,500[4]	-	$2.090	10/01/2001	09/30/2011
	-	5,250[2]	-	$7.280	12/07/2004	12/07/2014
	-	10,500[2]	-	$14.007	11/10/2005	11/10/2015
	-	15,750[2]	-	$16.554	11/15/2006	11/15/2016
Richard L. Eberly	-	22,500[4]	-	$2.090	10/01/2001	09/30/2011
	5,250[2]	-	-	$4.525	12/02/2003	12/02/2013
	5,250[2]	5,250[2]	-	$7.280	12/07/2004	12/07/2014
	5,250[2]	10,500[2]	-	$14.007	11/10/2005	11/10/2015
	-	15,750[2]	-	$16.554	11/15/2006	11/15/2016

1 Options vested on 12/31/2003.

2 Options vest in three equal annual installments beginning one year from public earnings release date for the fiscal year ending immediately following the grant date, indicating that performance targets were met, occurring approximately one year from date of grant.

3 Options vested in four equal annual installments beginning one year from the date of grant.

4 Options vest on 10/01/2010.

5 Options vested on 04/22/2002.

6 Options vested in three equal annual installments beginning on 04/22/1999.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [1]	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
(a)	(b)	(c)	(d)	(e)
William J. Motto	-	$ -	-	-
Melissa A. Lueke	41,063	$637,450	-	-
John A. Kraeutler	115,200	$1,983,006	-	-
Antonio A. Interno	10,500	$114,287	-	-
Richard L. Eberly	10,500	$134,447	-	-

1 Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth, for each of the NEOs, certain information concerning nonqualified deferred compensation for fiscal 2007.

Name	Executive Contributions during FY 2007	Registrant Contributions during FY 2007	Aggregate Earnings during FY 2007	Aggregate Withdrawals / Distributions	Aggregate Balance at 09/30/2007
William J. Motto	-	-	-	-	-
Melissa A. Lueke	-	-	-	-	-
John A. Kraeutler	-	18,120	-	-	211,757
Antonio A. Interno	-	-	-	-	-
Richard L. Eberly	-	-	-	-	-

Our 401(k) Savings Plan (“401(k) Plan”) allows all US employees of the company as of the first day of their employment to set aside a portion of their compensation each year for their retirement needs up to the limits set by the Internal Revenue Code. The Company contributes a matching contribution of 100% of the first 3% of the employee’s contribution (i.e. up to 3% of an employee’s salary) subject to Internal Revenue Code limitations. The Company may also contribute a profit-sharing contribution at its discretion. Employee contributions are 100% vested immediately, while Company contributions are subject to a graded vesting schedule of 20% per year for 5 years. Participants are entitled to direct the investment of their accounts among various mutual funds selected by the Company’s

Fiduciary Committee. The Plan also provides that Company discretionary profit sharing contributions may be invested in Company stock. Participants who terminate employment are entitled to receive the vested portion of their accounts.

Antonio A. Interno, senior Vice President, President and Managing Director of our European operations, is a non-US employee. Mr. Interno receives a profit sharing allocation that is commensurate with amounts received by executive officers who are US employees and participate in our 401(k) Plan. Mr. Interno also receives retirement contributions based on amounts contributed by Meridian Bioscience Europe srl pursuant to the Italian government pension system, INPS. The amount of such contribution was $10,633 for fiscal 2007.

A salary continuation agreement with John A. Kraeutler allows the Company to contribute amounts above the IRS limit. This agreement provides additional compensation after retirement or separation from the Company under certain circumstances and is funded by a life insurance policy with premiums paid by the Company. Mr. Kraeutler’s benefit is limited to the cash surrender value of the policy.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

In the case of a disability, Meridian is obligated to pay Mr. Motto 60% of his total annual salary and bonus for a period of up to 60 months. In the case of death, Meridian is obligated to pay to Mr. Motto’s designated beneficiaries up to $1 million. These benefits are to be reduced by the gross amount of any life insurance payments or disability insurance payments made to Mr. Motto, or his beneficiaries as the case may be, under any insurance policy or program maintained by Meridian, other than group term life insurance programs maintained for all employees.

Mr. Kraeutler and Meridian are parties to an employment agreement dated February 15, 2001 which sets forth compensation, non-competition, benefit and severance provisions and provides for a payment equal to three times Mr. Kraeutler’s base salary (plus any salary earned but not paid) and 3-year average annual performance bonus upon the occurrence of certain events, including a change in control of Meridian. In the case of disability, Meridian is obligated to pay Mr. Kraeutler 100% of his base and performance compensation, averaged from the three preceding fiscal years, until age 65. The agreement was effective for a period of 36 months commencing February 15, 2001, automatically extending each day for additional 36-month periods until either party terminates the agreement.

Had a change in control occurred on September 30, 2007, Mr. Kraeutler would have been entitled to the following under the agreement:

Salary	$1,080,624
Annual Performance Bonus	1,090,265
Total Payment	$2,170,889

DIRECTOR COMPENSATION

For 2007, non-employee directors of Meridian receive $22,000 per year for serving as a directors and as members of committees of the Board. They also receive $1,500 for each meeting of the Board and $1,000 for each committee meeting attended. They receive $750 for each Board meeting and $500 for each committee meeting held by telephone. The Audit Committee Chairman receives an additional $8,000 annually and the Compensation Committee Chairman receives an additional $3,000 annually. The Board Secretary receives an additional $1,000 for serving at each meeting of a committee of which he is not a member. Each non-employee director is also granted a non-qualified option to purchase 7,500 common shares at the time of election or re-election to the Board of Directors, with the exercise price being the closing sale price on Nasdaq reported on the date of grant. Directors who are employees of Meridian are not separately compensated for serving as directors.

The following table provides information on compensation related to fiscal 2007 for non-employee directors who served during fiscal 2007.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James A. Buzard	$37,000	-	$53,602	-	-	-	$90,602
Gary P. Kreider	$41,000	-	$53,602	-	-	-	$94,602
David C. Phillips	$45,000	-	$53,602	-	-	-	$98,602
Robert J. Ready	$36,000	-	$53,602	-	-	-	$89,602

1The amounts shown reflect the dollar amounts recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with SFAS No. 123(R). A discussion of the assumptions used in calculating these values may be found in Note 8 (b) on page 63 to Company’s Annual Report on Form 10-K filed November 30, 2007.

On November 14, 2007, the Compensation Committee increased beginning 2008 the annual retainer for non-employee Board members to $30,000

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the Proxy Statement for next year’s meeting is August 19, 2008.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Meridian’s Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2008 Annual Shareholders’ Meeting, it must be received prior to November 4, 2008. If there is a change in the anticipated date of next year’s annual meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 10-Q filings.

Meridian’s Code of Regulations provides that only persons nominated by an officer, director or in writing by a shareholder at least 5 days prior to the meeting at which directors are to be selected shall be eligible for election and that shareholder proposals be presented at least 15 days prior to the meeting.

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

Melissa Lueke, Vice President, Chief Financial Officer and Secretary

Meridian Bioscience, Inc.

3471 River Hills Drive

Cincinnati, Ohio 45244

or call us at (513) 271-3700.

For information about your record holdings call the Computershare Shareholder Services at (888) 294-8217.

ANNEX A

AMENDMENT TO AMENDED CODE OF REGULATIONS

ARTICLE X

Amendments

This Code of Regulations of the Corporation (and as it may be amended from time to time) may be amended or added to by the affirmative vote or the written consent of the Shareholders of record entitled to exercise a majority of the voting power on such proposal or by the directors to the extent permitted by the Ohio Revised Code; provided, however, that if an amendment or addition is adopted by written consent without a meeting of the Shareholders, it shall be the duty of the Secretary to enter the amendment or addition in the records of the Corporation, and to mail a copy of such amendment or addition to each Shareholder of record who would be entitled to vote thereon and did not participate in the adoption thereof.

A-1

ANNEX B

AMENDMENT FOR 2004 EQUITY COMPENSATION PLAN

4.1             Common Stock. Subject to adjustment as provided in Section 4.2, the number of Common Shares which may be issued under this Plan shall not exceed ~~975,000~~3,000,000 Common Shares. If any Award granted under this Plan shall expire, terminate or be canceled for any reason without having been exercised in full, the number of shares of Common Shares not acquired that are subject to such Award shall again be available for future grants. The Committee may make such other determinations regarding the counting of shares of Common Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law. Common Stock underlying a canceled Stock Option shall be counted against the maximum number of Common Shares for which Stock Options may be granted to an Eligible Employee or Advisor. The repricing of Stock Options shall be strictly prohibited under this Plan.

B-1

☐	Mark this box with an X if you have made changes to your name or address details above.

   Annual Meeting Proxy Card

A	Election of Directors
1.	Authority to elect as directors the six nominees listed below.
The Board of Directors recommends a vote FOR the listed nominees.

	For Withhold		For Withhold
01 — JAMES A. BUZARD	☐ ☐	04 — WILLIAM J. MOTTO	☐ ☐

	For Withhold		For Withhold
02 — JOHN A. KRAEUTLER	☐ ☐	05 — DAVID C. PHILLIPS	☐ ☐

	For Withhold		For Withhold
03 — GARY P. KREIDER	☐ ☐	06 — ROBERT J. READY	☐ ☐
B	Issues

The Board of Directors recommends a vote FOR the following proposals.

2.	To ratify the appointment of Grant Thornton LLP as Meridian’s independent registered public accounting firm for fiscal 2008.	For Against Abstain ☐ ☐ ☐

3.	To amend the Company’s Amended Code of Regulations to allow the Board of Directors to amend such regulations without shareholder approval in certain circumstances.	For Against Abstain ☐ ☐ ☐

4.	To amend Meridian’s 2004 Equity Compensation Plan, amended and restated through January 19, 2006, to provide 1,537,500 additional common shares available for issuance.	For Against Abstain ☐ ☐ ☐
C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
   NOTE: Please sign exactly as name(s) appear(s) hereon, indicating, where proper, official position or representative capacity. All joint holders must sign.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Company Name

THIS PROXY IS SUBMITTED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints WILLIAM J. MOTTO or MELISSA A. LUEKE, or either of them, proxies of the undersigned, each with the power of substitution, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote on the matters specified on the reverse side and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of Meridian Bioscience, Inc. to be held on January 22, 2008 at 3:00 p.m. at Holiday Inn, 4501 Eastgate Boulevard, Cincinnati, Ohio and any postponement or adjournment of such Annual Meeting.
THE PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.
(This proxy is continued and is to be signed on the reverse side.)
THANK YOU FOR VOTING